SCHEDULE 14C INFORMATION

Information Statement Pursuant To Section 14(c)
of the Securities Exchange Act 1934

Check the appropriate box:

[ ]	Preliminary Information Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))
[X]	Definitive Information Statement

Pacific Select Fund

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]	Fee not required.
[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

PACIFIC SELECT FUND

FOCUSED GROWTH PORTFOLIO

INFORMATION STATEMENT DATED SEPTEMBER 22, 2026

This document (“Information Statement”) is purely for informational purposes. You are not being asked to vote or take any action on any matter. This Information Statement provides information concerning a new sub-advisory agreement for the Focused Growth Portfolio and is being sent on or about September 22, 2026 to all shareholders of record of the Focused Growth Portfolio as of September 18, 2026.

WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

I.	Introduction and Background

The Pacific Select Fund (the “Trust”) Board of Trustees (the “Board” or “Trustees”) approved a new sub-advisory agreement for the Focused Growth Portfolio (the “Fund”), in connection with the acquisition of Janus Henderson Group plc (now Janus Henderson Group Ltd) (“Janus Henderson”), parent company of Janus Henderson Investors US LLC (“Janus”), the sub-adviser to the Fund, by Jupiter Company Limited through a merger subsidiary,
(the “Acquisition”). The Acquisition was effected through a take-private transaction led by Trian Fund Management, L.P. and General Catalyst Group Management, LLC, with participation from Qatar Investment Authority, Lunate Capital Limited and Sun Hung Kai & Co. Limited, among others. Following completion of the Acquisition on June 30, 2026, Janus Henderson became a privately held, wholly owned subsidiary of Jupiter Company Limited. Information concerning this approval was disclosed in a supplement dated March 23, 2026, to the Trust’s prospectus for Class I and Class P shares dated May 1, 2025.

The Fund is a series of the Trust. Prior to the closing of the Acquisition, Janus served as sub-adviser to the Fund pursuant to a sub-advisory agreement among the Trust, Pacific Life Fund Advisors LLC (“PLFA”), the investment adviser to the Fund, and Janus dated May 30, 2017 (the “Prior Sub-Advisory Agreement”). In accordance with the Investment Company Act of 1940, as amended (the “1940 Act”), the main statute under which the Fund operates, a change of control of a fund’s sub-adviser causes an “assignment” of the sub-advisory agreement that automatically terminates the agreement. The closing of the Acquisition, which occurred on June 30, 2026, caused a change of control of Janus and an “assignment” of the Prior Sub-Advisory Agreement which automatically terminated it.

In anticipation of the Acquisition, at a meeting held on March 18, 2026, based upon a recommendation from PLFA, the Board, including all of the Trustees who are not “interested persons” as that term is defined in the 1940 Act (“Independent Trustees”), approved a new sub-advisory agreement among the Trust, PLFA and Janus for the Fund, effective upon the closing of the Acquisition, (the “New Janus Sub-Advisory Agreement”). The New Janus Sub-Advisory Agreement is substantially similar to the Prior Sub-Advisory Agreement, except for the effective date.

Under the 1940 Act, a new sub-advisory agreement generally requires shareholder approval; however, pursuant to an exemptive order (the “Order”) issued to Pacific Life Insurance Company (“Pacific Life”) and the Trust by the U.S. Securities and Exchange Commission (“SEC”) on October 13, 1999, PLFA is permitted to hire, terminate, and replace sub-advisers and enter into new sub-advisory agreements without shareholder approval in accordance with the requirements of the Order on behalf of the Trust (except, as a general matter, with sub-advisers affiliated with PLFA). Board approval is required. The Board’s approval of the New Janus Sub-Advisory Agreement was made in accordance with the requirements of the Order. This Information Statement, which describes key information about the New Janus Sub-Advisory Agreement, is being provided pursuant to the requirements of the Order.

II.	Board Consideration of the New Sub-Advisory Agreement

The Trustees considered that Janus sub-advised the Fund pursuant to the Prior Sub-Advisory Agreement, and that they were being asked to evaluate the New Janus Sub-Advisory Agreement with the Fund in light of the anticipated change of control of Janus, which would result in the automatic termination of the Prior Sub-Advisory Agreement.

In evaluating the New Janus Sub-Advisory Agreement for the Fund, the Board, including all the Independent Trustees, considered the following factors, among others:

•	The Prior Sub-Advisory Agreement was approved by the Board, including all the Independent Trustees, at a meeting on March 22, 2017. In connection with that approval and subsequent annual renewals of the agreement, the Trustees reviewed information regarding the nature, extent and quality of services provided by Janus; the investment results of the Fund; the sub-advisory fees paid to Janus; Janus’ costs in managing the Fund and its profitability from the Fund; and other benefits received by Janus and its affiliates as a result of their relationship with the Fund.
•	Janus represented to the Board that there were no anticipated changes to the senior management team of Janus or to the Fund’s portfolio management team.
•	Janus represented to the Board that there was no change expected in the level of services provided to the Fund.
•	The sub-advisory fee rates under the New Janus Sub-Advisory Agreement would be the same as those under the Prior Sub-Advisory Agreement.

Based on its review, including the consideration of each of the factors referred to above as well as other information, the Board found that: (i) the New Janus Sub-Advisory Agreement is in the best interests of the Fund and its shareholders; and (ii) the compensation payable under the New Janus Sub-Advisory Agreement is fair and reasonable.

III.	The New Sub-Advisory Agreement

The New Janus Sub-Advisory Agreement is substantially similar to the Prior Sub-Advisory Agreement, except for the effective date. Janus, subject to the supervision of PLFA, provides a continuous investment program for the Fund and determines the composition of the assets of the Fund, including the evaluation, investment, purchases and/or sales and reinvestment of the assets in accordance with the Fund’s investment goals, strategies, policies, and restrictions. Janus bears all expenses incurred by it and its staff with respect to all activities in connection with the performance of sub-advisory services under the New Janus Sub-Advisory Agreement. All other Fund expenses not specifically assumed by Janus under the New Janus Sub-Advisory Agreement or by PLFA under the investment advisory agreement between the Trust and PLFA are borne by the Fund.

There was no change to the advisory fee rate payable by the Fund to PLFA in connection with the New Janus Sub-Advisory Agreement. Additionally, there was no change to the sub-advisory fee rate payable by PLFA to Janus in connection with the New Janus Sub-Advisory Agreement. The fee rate under the New Janus Sub-Advisory Agreement is shown below:

Fee Schedule

0.45% on first $25 million

0.40% on next $125 million

0.35% on next $850 million

0.30% on next $1 billion

0.25% on excess

The Fund’s sub-advisory fees were paid by PLFA to Janus through June 30, 2026, pursuant to the Prior Sub-Advisory Agreement. For the fiscal year ended December 31, 2025, the Fund’s sub-advisory fees paid or owed by PLFA to Janus totaled $1,756,009. For the Fund’s fiscal year ended December 31, 2025, the Fund did not pay any brokerage commissions to an affiliated broker of Janus.

IV.	Information Regarding Janus

Janus is a wholly owned subsidiary of Janus Henderson US (Holdings) Inc., which is a wholly owned subsidiary of Janus Henderson, which is a wholly owned subsidiary of Jupiter Company Limited, which is a wholly owned subsidiary of Jupiter Acquisition Limited, which is a wholly owned subsidiary of Jupiter Topco LLC. Jupiter Topco LLC is the ultimate parent company of Janus. As of June 30, 2026, the total assets under management of Janus and its affiliates were approximately $500 billion.

The addresses for the entities above are as follows:

Entity Name	Address
Janus, Janus Henderson US (Holdings) Inc, Janus Henderson	151 Detroit Street, Denver, CO 80206
Jupiter Company Limited, Jupiter Acquisition Limited, Jupiter Topco LLC	3rd Floor, 44 Esplanade, St. Helier, JE4 9WG, Jersey

Janus does not act as investment adviser or sub-adviser to any registered investment companies that have a similar investment objective as the Fund.

The names, principal occupations and addresses of the principal executive officers and directors of Janus are set forth below:

Name[1]	Title(s) and Principal Occupation
Michelle Rosenberg	President and General Counsel
Kristin Mariani	Chief Compliance Officer
Michael Schweitzer	Head of North America and Asia Pacific Client Group
Berg Crawford	Chief Accounting Officer

[1]	The address of all individuals with respect to their positions with Janus is 151 Detroit Street, Denver, CO 80206.

No Officer or Trustee of the Trust is an officer, director, or shareholder of Janus (including its affiliates).

Additional Information

Additional information about Janus is available in the Trust’s Statement of Additional Information, a copy of which may be obtained by contacting the Trust through one of the methods provided below.

******

The Trust’s semi-annual tailored shareholder report for the fiscal half-year period ended June 30, 2026, and annual tailored shareholder report for the fiscal year ended December 31, 2025, including financial statements and related notes, were both previously made available to shareholders and are available upon request without charge by contacting the Trust by:

Email:	PSFdocumentrequest@pacificlife.com
Regular mail:	Pacific Select Fund, P.O. Box 9000, Newport Beach, CA 92660
Express mail:	Pacific Select Fund, 700 Newport Center Drive, Newport Beach, CA 92660
Telephone:	Pacific Life Insurance Policy Owners: 1-800-347-7787

Pacific Life Annuity Financial Professionals: 1-800-722-2333

Pacific Life Insurance Financial Professionals: 1-800-347-7787

Pacific Life & Annuity Company (“PL&A”) Annuity Contract Owners: 1-800-748-6907

PL&A Insurance Policy Owners: 1-888-595-6997

PL&A Annuity Financial Professionals: 1-800-722-2333

PL&A Insurance Financial Professionals: 1-888-595-6997

Website:	www.PacificLife.com/PacificSelectFund.html

To help reduce expenses, environmental waste and the volume of mail you receive, only one copy of this Information Statement may be sent to shareholders who share the same household address (“Householding”). You may elect not to participate in Householding by contacting the Trust through one of the methods provided above. If you are not currently participating in Householding, you may elect to do so by writing to the Trust.

The Trust’s investment adviser is PLFA. PLFA and Pacific Life provide administrative services to the Trust. They are located at 700 Newport Center Drive, Newport Beach, CA 92660.

The Trust’s principal underwriter and distributor is Pacific Select Distributors, LLC, 700 Newport Center Drive, P.O. Box 9000, Newport Beach, CA 92660.

PLEASE RETAIN THIS INFORMATION STATEMENT FOR FUTURE REFERENCE

15-54135-00

FGIS0926

4